UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010

EBIX, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 281-2020

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry Into A Material Definitive Agreement.

On February 12, 2010, Ebix, Inc. (“Ebix” or, the “Company”), entered into a credit agreement providing for a new $35 million secured credit facility (the “Secured Credit Facility”) with Bank of America N.A. as administrative agent as well as the initial lender (the “Lender”).  The new financing is comprised of a two-year, $25 million secured revolving credit facility, and a $10 million secured term loan which amortizes over a two year period with quarterly principal and interest payments commencing on March 31, 2010 and a final payment of all remaining outstanding principal and accrued interest due on February 12, 2012. The new $35 million credit facility replaces the former $25 million facility that had been with the same Lender.  The initial interest rate applicable to the Secured Credit Facility is LIBOR plus 1.75% or currently 1.98%.

The foregoing summary of the Secured Credit Facility is not a complete description of the agreement and is furthermore qualified in its entirety by reference to the full text of the Secured Credit Facility, a copy of which is filed as Exhibit 10.1 to this current report and is incorporated herein by reference.

Item 1.02: Termination of a Material Definitive Agreement.

The information set forth in Item 1.02 is incorporated by reference into this Item 2.03.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01: Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of February 12, 2010, by and among Ebix, Inc., as borrower, certain subsidiaries of Ebix, Inc., as guarantors, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Robert Kerris

Robert Kerris
Chief Financial Officer
and Corporate Secretary

February 18, 2010